Exhibit 99.2

CONSENT OF CBRE CAPITAL ADVISORS, INC.

We hereby consent to the inclusion of (i) our opinion letter, dated December 29, 2020, to the Special Committee of the Board of Directors of CMRI as Annex B to the Proxy Statement/Prospectus and (ii) our opinion update, dated January 22, 2021, to the Special Committee of the Board of Directors of CMRI as Annex C to the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission today and any amendments thereto and the references to our firm, our opinion and our opinion update, including the quotation or summarization of such opinion and opinion update in such Registration Statement and any amendments thereto, under the headings ”SUMMARY – Opinion of  CMRI Special Committee’s Financial Advisor,”“THE CMRI MERGER – Recommendation of the CMRI Board and Its Reasons for the CMRI Merger,” ”THE CMRI MERGER – Opinion of CMRI Special Committee’s Financial Advisor” and “THE CMRI MERGER – Summary of Financial Analysis of CBRE Capital”.  Our opinion and opinion update are not to be filed with, included in or referred to in whole or in part in any other registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: April 9, 2021

/s/ CBRE Capital Advisors, Inc.
CBRE CAPITAL ADVISORS, INC.